As filed with the Securities and Exchange Commission
                     on September 12, 1996

                                        Registration No. 33-
- -----------------------------------------------------------------

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

           ------------------------------------------
                            FORM S-8

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

          --------------------------------------------
                       TOYS "R" US, INC.
- -----------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

        Delaware                              22-3260693
- -----------------------------------------------------------------
(State or other jurisdiction of               (I.R.S. Employer
 incorporation or organization)               Identification No.)

     461 From Road, Paramus, New Jersey                07652
- -----------------------------------------------------------------
(Address of Principal Executive Offices)      (Zip Code)

                       TOYS "R" US, INC.
                 PARTNERSHIP GROUP DEFERRED
                     COMPENSATION PLAN
              ------------------------------------
                    (Full Title of the Plan)

                        Louis Lipschitz
      Executive Vice President and Chief Financial Officer
                       TOYS "R" US, INC.
                         461 From Road
                   Paramus, New Jersey 07652
                        (201) 262-7800
         ----------------------------------------------
   (Name, Address and Telephone Number of Agent for Service)

                            Copy to:
                       Andre Weiss, Esq.
                    Schulte Roth & Zabel LLP
                        900 Third Avenue
                    New York, New York 10022
- -----------------------------------------------------------------
                CALCULATION OF REGISTRATION FEE

                               Proposed          Proposed
 Title of                      Maximum           Maximum      Amount of
Securities to  Amount to be    Offering Price   Aggregate    Registration
be Registered  Registered (1)  Per Share      Offering Price    Fee (2)
- -------------------------------------------------------------------------
Deferred       $3,500,000          100%        $3,500,000       $1,209
Compensation
Obligations
- -----------------------------------------------------------------

- ------------------------------
(1) The obligations (the "Deferred Compensation Obligations") arising under the Toys "R" Us, Inc. Partnership Group Deferred Compensation Plan (the "Plan") are unsecured obligations of Toys "R" Us, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan. The Deferred Compensation Obligations being registered hereby represent the maximum amount of compensation deferrals that it is anticipated may be made by the participants in such plan during the approximate 12-month period following the initial offering date under this Registration Statement, but the actual amount of such deferrals during such period could be significantly less.

(2)  Computed in accordance with Rule 457(h) under the Securities
Act of 1933, as amended, solely for the purposes of calculating the registration fee.

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


          The documents containing information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.


                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


          Item 3.   Incorporation of Documents By
          Reference.

          The following documents, which have been or will in the future be filed by Toys "R" Us, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains certified financial statements for the Company's fiscal year ended February 3, 1996.

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

          3.   The Company's Current Report on Form 8-K for July
15, 1996.

          4.   The Company's Notice of Annual Meeting of
Stockholders and Proxy Statement for its Annual Meeting of
Stockholders held on June 5, 1996, filed pursuant to Section 14 of the Exchange Act.

          5.   The description of the Common Stock contained in
Item 1 of the Company's Registration Statement on Form 8-A filed with the Commission on June 13, 1979 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such reports and documents.

          Item 4.   Description of Securities.

          The following description of the Toys "R" Us, Inc. Partnership Group Deferred Compensation Plan (the "Plan") is qualified by reference to the exhibits that are incorporated by reference herein. Capitalized terms used in this Registration Statement and not otherwise defined herein are defined in the Plan.

          The Deferred Compensation Obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding payable from the general assets of the Company. Because the Company has subsidiaries, the right of the Company, and hence the right of creditors of the Company (including participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

          Under the Plan, the Company will provide eligible employees of the Company and its subsidiaries with the opportunity to elect to defer compensation or awards that may be in the form of cash, stock, stock-denominated awards or other property to be received from the Company or a subsidiary; provided, however, that a Participant may defer, with respect to a given year, receipt of only that portion of the Participant's compensation and awards that exceeds the amount necessary to satisfy FICA, Medicare and all other applicable withholding taxes imposed on the wages of such Participant from the Company and its subsidiaries. In addition the Management Compensation and Stock Option Committee (the "Committee") may impose limitations on the amounts permitted to be deferred and other terms and conditions on deferrals under the Plan.

          The amount of compensation or awards to be deferred by each Participant (the "Deferral Account") will be determined in accordance with the Plan based on elections by the Participant. The amount of compensation or awards deferred with respect to each Deferral Account will be credited to such Account as of the date on which such amounts would have been paid to the Participant but for the Participant's election to defer receipt under the Plan. The amounts of hypothetical income and appreciation and depreciation in value of such account will be credited and debited to such Account from time to time. Subject to the provisions of the Plan, amounts credited to a Deferral Account will be deemed to be invested in one or more investment vehicles as may be specified from time to time by the Administrative Committee. Subject to the authority of the Administrative Committee to disregard the directions of any Participants, each affected Participant will be given the opportunity to express a preference regarding the allocation of his or her Deferral Account among such hypothetical investment vehicles.

          Subject to any terms and conditions imposed by the Committee, Participants may also elect to defer awards denominated in stock specified by the Committee or Administrative Committee. In connection with such deferral of a stock-denominated award, a Deferral Account will be established for such Participant and a trust will also be established, into which the Company will deposit a number of shares of stock, rounded to the nearest whole share, equal to the number of shares subject to such deferred award. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such Deferral Account will be equal to the actual income on, and appreciation and depreciation of, the assets in such trust.

          Upon termination of employment (for reasons other than retirement or disability, as such terms are defined in the Plan), a Participant is entitled to receive a single lump sum payment in settlement of any Deferral Account under the Plan as promptly as practicable, unless otherwise determined by the Administrative Committee. In the event of the Company's merger or consolidation with another corporation or the acquisition of the property or stock of the Company by another corporation, or a separation, reorganization or liquidation of the Company, as determined by a majority of the members of the Board who have served on the Board for at least two years prior to such event, payments to a Participant in settlement of a Deferral Account shall be made within fifteen business days following such event. The Plan is unfunded, and amounts credited to Deferral Accounts are part of the general funds of the Company, are subject to all the risks of the Company business, and may be deposited, invested or expended in any manner whatsoever by the Company.

          Benefits under the Plan are not subject to assignment, transfer, pledge or other encumbrance or attachment other than by operation of law. A Participant may designate persons or entities to receive any balance in his/her Deferral Account and interest thereon, payable in the event of death.

          The Committee, without the consent of Participants, reserves the right to amend, alter, suspend, discontinue or terminate the Plan at any time, except that no such action shall materially and adversely affect any rights to payment of any amounts credited to a Participant's Deferred Account. Notwithstanding the foregoing, the Committee may terminate the Plan and distribute to Participants the amounts credited to their Deferred Accounts.

          If, upon the written application of a Participant, the Committee determines that a Participant has a financial emergency of such a substantial nature and beyond the individual's control that payment of amounts previously deferred under the Plan is warranted, the Committee, in its sole discretion, may authorize the payment to the participant of all or a portion of his or her Deferral Account.

          The Company will settle a Participant's Deferral Account, and discharge all obligations to pay deferred compensation under the Plan with respect to such Deferral Account, by paying cash or, in the discretion of the Compensation Committee, by delivery of other assets having a fair market value equal to the amount of cash otherwise payable. Stock may be delivered in settlement of any stock-denominated award deferred under the Plan if such award has been continuously deemed invested in stock under the Plan. In no event, however, may stock be delivered to a participant who is then subject to
Section 16(a) of the Exchange Act.

          As permitted under the terms of the Plan, the Company has established a "rabbi-trust." The trust holds assets that are to be used in providing the Company with a source of funds to fulfill its obligations under the Plan.

          Item 5.   Interests of Named Experts and Counsel.

Legal Opinion.

          The legality of the Obligations being registered hereby is being passed upon by Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022, counsel for the Company. Andre Weiss, a member of Schulte Roth & Zabel LLP, is the Secretary of the Company.

Experts.

          The consolidated financial statements of Toys "R" Us, Inc. and subsidiaries incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended February 3, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

          Item 6.   Indemnification of Directors and Officers.

Limitation of Directors' Liability.

          The Delaware General Corporation Law ("DGCL") provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under Section 174 of the DGCL, which relates to liability for unlawful payments of dividends or unlawful stock repurchases or redemptions, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission prior to the adoption of such a provision in the certificate of incorporation. The Company's Restated Certificate of Incorporation contains a provision eliminating the personal liability for monetary damages of its directors to the full extent permitted under the DGCL.

Indemnification and Insurance.

          The DGCL contains provisions setting forth conditions under which a corporation may indemnify its directors and officers. The Company's Restated Certificate of Incorporation provides that a director or officer who is a party to any action, suit or proceeding shall be entitled to be indemnified by the Company to the extent permitted by the DGCL against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such director or officer in connection with such action, suit or proceeding. The Company has entered into indemnification agreements with each of its directors and intends to enter into indemnification agreements with each of its future directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its directors against certain liabilities, including any liabilities arising out of this Registration Statement. The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities.

          Item 7.   Exemption from Registration Claimed.

          Not Applicable.

          Item 8.  Exhibits.

          The following is a complete list of exhibits filed as a part of this Registration Statement:

          Exhibit No.       Document

             4              Toys "R" Us, Inc. Partnership Group
                             Deferred Compensation Plan
                             (incorporated by reference to
                             exhibit 10.13 of the Company's
                             Registration of Securities of
                             Certain Successor Issuers on Form 8-
                             B dated January 3, 1996)

             5              Opinion of Schulte Roth & Zabel LLP

             23.1           Consent of Ernst & Young LLP

             23.2           Consent of Schulte Roth & Zabel LLP
                             (included in Exhibit 5)

             24             Powers of Attorney (see pages II-1
                             and II-2 of this Registration
                             Statement)

          Item 9.  Undertakings.

          A.   To Update Annually.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (A)(1)(i) and
(A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.   Incorporation of Subsequent Exchange Act
          Documents by Reference.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C.   Indemnification of Officers and Directors.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, State of New Jersey, on this 12th day of September, 1996.


                                   TOYS "R" US, INC.


                                   By:  /s/ Louis Lipschitz
                                        Louis Lipschitz
                                        Executive Vice President
                                        and Chief Financial
                                        Officer


                       POWER OF ATTORNEY


          The Registrant and each person whose signature appears below hereby appoint Michael Goldstein and Louis Lipschitz, and each of them, as their attorneys-in-fact, with full power of substitution, to execute in their names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on this 12th day of September, 1996.

Name and Signature        Title


/s/ Charles Lazarus    Chairman of the Board
Charles Lazarus


/s/ Michael Goldstein  Vice Chairman and Chief
Michael Goldstein      Executive Officer
                       (Principal Executive
                       Officer)


 /s/ Robert C. Nakasone Director, President and
Robert C. Nakasone      Chief Operating Officer


Name and Signature        Title


/s/ Louis Lipschitz     Executive Vice President and
Louis Lipschitz         Chief Financial Officer
                        (Principal Financial
                        Officer)


/s/ Joseph J. Lombardi  Vice President-Controller
Joseph J. Lombardi      (Principal Accounting Officer)


/s/ Robert A. Bernhard  Director
Robert A. Bernhard


/s/ RoAnn Costin        Director
RoAnn Costin


/s/ Milton S. Gould     Director
Milton S. Gould


/s/ Shirley Strum Kenny Director
Shirley Strum Kenny


/s/ Norman S. Matthews  Director
Norman S. Matthews


/s/ Howard W. Moore     Director
Howard W. Moore


/s/ Harold M. Wit       Director
Harold M. Wit

                                                      EXHIBIT 5


            [LETTERHEAD OF SCHULTE ROTH & ZABEL LLP]

September 12, 1996

Toys "R" Us, Inc.
461 From Road
Paramus, New Jersey 07652


Dear Sirs:

          We have acted as counsel to Toys "R" Us, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to $3,500,000 of unsecured obligations (the "Deferred Compensation Obligations") of the Company to pay deferred compensation in the future in accordance with the terms of the Toys "R" Us, Inc. Partnership Group Deferred Compensation Plan (the "Plan") for certain highly-compensated employees of the Company and its subsidiaries.

          In this capacity, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Toys "R" Us, Inc.
September 12, 1996
Page 2


          Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the when the Registration Statement and any amendments thereto filed with the Commission have become effective, and contributions are credited to the accounts of participants in the Plan, such Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms and the Plan, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectuses which form a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                        Very truly yours,


                                        /s/ Schulte Roth & Zabel LLP
                                        Schulte Roth & Zabel LLP

                                                   EXHIBIT 23.1

               [LETTERHEAD OF ERNST & YOUNG LLP]



                CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the Partnership Group Deferred Compensation Plan of Toys "R" Us, Inc. and to the incorporation by reference therein of our report dated March 13, 1996, with respect to the consolidated financial statements of Toys "R" Us, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended February 3, 1996, filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP


                                        /s/ Ernst & Young LLP
                                        Ernst & Young LLP


New York, New York
September 12, 1996